Annual Compliance Statement

VIA: EMAIL

Morgan Stanley Capital I Inc.
585 Broadway
New York, New York 10036

Re: Morgan Stanley Capital I Trust 2006-IQ11 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2006-IQ11, issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Wells Fargo Bank, N.A., as general master servicer (the "General Master Servicer"), LNR Partners, Inc., as general special servicer (the "General Special Servicer"), NCB, FSB, as master servicer with respect to the NCB, FSB Loan and NCB Loan only (the "NCB Master Servicer"), National Consumer Cooperative Bank, as special servicer with respect to the Co-op Mortgage Loans only (the "Co-op Special Servicer"), and LaSalle Bank National Association, as trustee, paying agent and certificate registrar (the "Trustee").

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President